FOR IMMEDIATE RELEASE

            Revlon Reports Fourth Quarter and Full Year 2006 Results

               Full Year Results Consistent with Previous Guidance
                     Company Reiterates its Outlook for 2007

NEW YORK, March 13, 2007 - Revlon, Inc. (NYSE: REV) today announced results for the fourth quarter and full year ended December 31, 2006. Net loss for the fourth quarter was $5.5 million versus net income of $64.3 million in the fourth quarter of 2005. Adjusted EBITDA(1) for the fourth quarter was $108.2 million versus Adjusted EBITDA of $126.8 million in the fourth quarter of 2005. Net loss for the full year was $251.3 million versus a net loss of $83.7 million in 2005. Adjusted EBITDA for the full year was $78.2 million versus Adjusted EBITDA of $166.6 million in 2005.

During the quarter, the Company continued to successfully implement its previously disclosed organizational streamlining, as well as its previously disclosed discontinuance of Vital Radiance, which did not maintain an economically feasible retail platform for future growth. Revlon reiterated its belief that the restructuring actions taken during 2006 and the discontinuance of Vital Radiance will accelerate the Company's path to becoming net income and cash flow positive. The total impact of restructuring charges, Vital Radiance and executive severance negatively impacted full year 2006 operating profitability by approximately $145 million and Adjusted EBITDA by approximately $123 million.

Commenting on the Company's performance, Revlon President and Chief Executive Officer David Kennedy stated, "Our results for the year reflect the important and costly decisions we have made to position Revlon for future success. We are fortunate to have such a strong portfolio of brands, particularly the Revlon brand, which we intend to fully leverage going forward. As we move into 2007, we will continue to concentrate on bringing innovation and excitement to the market in a way that is intensely focused on improving our profitability and cash flow. We remain confident in our ability to achieve Adjusted EBITDA of approximately $210 million in 2007."

Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes of this release and which is reconciled to net income/(loss), the most directly comparable GAAP measure, in the accompanying financial tables.

The Company will host a conference call with members of the investment community on March 13, 2007 at 9:30 AM EDT to discuss the results of the fourth quarter and full year 2006. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and related information will be available in the Investor Relations section of the Company's website.

                             Fourth Quarter Results
                             ----------------------

Net sales in the fourth quarter of 2006 declined 13.5% to $378.9 million, compared with net sales of $437.8 million in the fourth quarter of 2005. This decline was primarily driven by lower shipments, partially offset by lower returns, allowances and discounts. Excluding the favorable impact of foreign currency, net sales in the fourth quarter of 2006 declined 13.8% versus year-ago. The fourth quarter of 2005 benefited significantly from the sell-in associated with the complete re-stage of the Almay brand and the launch of the Vital Radiance brand.

In the United States(2), net sales for the quarter declined 20.7% to $227.1 million, versus $286.3 million in the fourth quarter of 2005. This performance was driven by lower shipments in color cosmetics, partially offset by lower returns, allowances and discounts, and higher shipments in the beauty care businesses. As noted above, the fourth quarter of 2005 benefited significantly from the sell-in associated with the Almay re-stage and the launch of Vital Radiance.

In International, net sales for the quarter were essentially even at $151.8 million, versus $151.5 million in the fourth quarter of 2005. Double-digit growth in Latin America was offset by low-single-digit declines in Asia Pacific and Europe. Excluding the impact of foreign currency translation, International net sales in the quarter declined by approximately one percentage point versus year-ago.

Operating income in the fourth quarter was $70.1 million, versus operating income of $99.6 million in the fourth quarter of 2005. Adjusted EBITDA in the fourth quarter of 2006 was $108.2 million, compared with Adjusted EBITDA of $126.8 million in the same period last year. Operating income and Adjusted EBITDA in the fourth quarter of 2006 were negatively impacted by $20.8 million and $9.7 million, respectively, as a result of the previously announced February 2006 and September 2006 restructuring programs and the discontinuance of the Vital Radiance brand.

Net loss in the fourth quarter of 2006 was $5.5 million, or $0.01 per diluted share, compared with net income of $64.3 million, or $0.17 per diluted share, in the fourth quarter of 2005.

Net cash used for operating activities in the fourth quarter of 2006 was $13.9 million, compared with net cash used for operating activities of $23.8 million in the fourth quarter of 2005. This performance reflected the higher net loss in the fourth quarter of 2006, offset by an overall improvement in the levels of working capital.

                               Full-Year Results
                               -----------------

Net sales for the full year 2006 were essentially even at $1,331.4 million, compared with net sales of $1,332.3 million in 2005. Higher shipments and lower returns were offset by higher allowances. Foreign currency fluctuations had a negligible impact on net sales for the full year.

In the United States, net sales for the year declined by 3% to $764.9 million, versus $788.3 million in 2005. This decline was due to the discontinuance, in September 2006, of Vital Radiance, which launched in 2005, partially offset by higher net sales of Revlon and Almay color cosmetics products and beauty care products.

In International, net sales for the year increased by 4.1% to $566.5 million, versus $544.0 million in 2005. The increase in net sales was driven primarily by higher shipments in the Europe and Latin America regions. Excluding the impact of foreign currency fluctuations, international net sales increased in all three regions in the aggregate by $19.8 million, or 3.6%, in 2006, as compared with 2005.

Operating loss for the full year of 2006 was $50.2 million, versus operating income of $64.9 million in 2005. Adjusted EBITDA for 2006 was $78.2 million, versus Adjusted EBITDA of $166.6 million in 2005. Restructuring actions taken during 2006, the total impact of Vital Radiance and executive severance negatively impacted full year operating profitability by approximately $145 million and Adjusted EBITDA by approximately $123 million.

Net loss in 2006 was $251.3 million, or $0.62 loss per diluted share, compared with net loss of $83.7 million, or $0.22 loss per diluted share, in 2005.

Net cash used for operating activities in 2006 was $138.7 million, compared with net cash used for operating activities of $139.7 million in 2005. This performance reflected the higher net loss in 2006, offset by a significant improvement in the level of working capital.

                          U. S. Market Share Results(3)
                          -----------------------------

For the fourth quarter of 2006, according to ACNielsen, the U.S. color cosmetics category increased approximately 2.7% versus year-ago. U.S. mass-market share for the Revlon, Almay and Vital Radiance (which was discontinued in September
2006) brands color cosmetics and for hair color, anti-perspirants and deodorants and beauty tools for the fourth quarter of 2006 are summarized in the table below:

                                                                                            $ Share %
                                                                         -------------------------------------------------
                                                                                                                  Point
                                                                            Q4, 2006           Q4, 2005          Change
                                                                         ----------------   ----------------    ----------

       Total Company Color Cosmetics                                        20.3        %      20.5        %       (0.2)
           Revlon Brand                                                     13.0               14.7                (1.7)
           Almay Brand                                                       5.9                5.7                 0.2
           Vital Radiance Brand                                              1.4                  -                 1.4
       Total Company Women's Hair Color                                      9.6                8.8                 0.8
       Total Company Anti-perspirants / deodorants                           6.1                6.1                   -
       Revlon Beauty Tools                                                  25.1               24.4                 0.7

For the full year 2006, according to ACNielsen, the U.S. color cosmetics category increased approximately 4.2% versus 2005. U.S. mass-market share for the Revlon, Almay and Vital Radiance (which was discontinued in September 2006) brands color cosmetics and for hair color, anti-perspirants and deodorants and beauty tools for the full year 2006 are summarized in the table below:

                                                                                            $ Share %
                                                                         -------------------------------------------------
                                                                                                                  Point
                                                                              2006               2005            Change
                                                                         ----------------   ----------------    ----------

       Total Company Color Cosmetics                                        21.5        %      21.6        %       (0.1)
           Revlon Brand                                                     14.1               15.4                (1.2)
           Almay Brand                                                       6.2                6.2                   -
           Vital Radiance Brand                                              1.2                  -                 1.2
       Total Company Women's Hair Color                                      9.2                8.5                 0.7
       Total Company Anti-perspirants / deodorants                           6.2                6.2                   -
       Revlon Beauty Tools                                                  26.3               25.0                 1.3

                           Recent Financing Activities
                           ---------------------------

In December 2006, the Company successfully refinanced its 2004 credit agreement, which is expected to result in significant annual interest savings due to lower interest margins, and to provide the Company with greater financial and other covenant flexibility, as well as extending the maturity of the credit agreement to January 2012. In refinancing the credit agreement, the Company entered into a new $840 million term loan facility with a maturity of January 2012 and an amended and restated revolving credit agreement, extending the maturity of the existing $160 million multi-currency revolving credit facility through January 2012. The interest rate on the new term loan facility, which was fully drawn at February 28, 2007, was reduced by 200 basis points. The interest rate on the revolving credit facility, which was undrawn at February 28, 2007, was reduced by 50 basis points.

In January 2007, the Company completed a significantly over-subscribed $100 million rights offering, which it launched in December 2006. The proceeds from the offering were used to redeem $50.0 million in aggregate principal amount of its 8 5/8% Senior Subordinated Notes, reducing the outstanding balance of these notes to $167.4 million, and to repay all of the approximately $43.3 million of indebtedness then outstanding in January 2007 under the revolving credit facility, with the balance of approximately $5.0 million, after fees and expenses, being available for general corporate purposes. Also, effective upon the consummation of the $100 million rights offering, $50 million of the line of credit from MacAndrews & Forbes will remain available through January 31, 2008.

                            Outlook - 2007 and Beyond
                            -------------------------

"As we move into 2007", said Kennedy, "we are going to focus on the following key strategic imperatives:

o Build and leverage our strong brands. We intend to build and leverage our brands, particularly the Revlon brand, across the categories in which we compete. In addition to Revlon and Almay brand color cosmetics, we plan to drive growth in other beauty care categories, including women's hair color, beauty tools, fragrance and antiperspirants and deodorants. We intend to implement this strategy by: 1) reinvigorating new product development, fully utilizing our creative, marketing and research and development capabilities, 2) reinforcing clear, consistent brand positioning through effective, innovative advertising and promotion, and 3) working with our retail customers to continue to increase the effectiveness of our in-store marketing, promotion and display walls across categories and brands.

o Improve execution of our strategies and plans, and provide for continued improvement in organizational capability through enabling and developing our employees. We intend to continue to build organizational capability primarily through a focus on recruitment and retention of skilled people, providing opportunities for professional development and expanded responsibilities and roles and rewarding our employees for success.

o Continue to strengthen our international business. We plan to leverage worldwide our U.S. - based marketing, research and development and new product development. In addition, in our international business, we plan to focus on our well-established, strong national and multi-national brands, investing at appropriate competitive levels, controlling spending and working capital and optimizing the supply chain and cost structure.

o Improve operating profit margins and cash flow. We plan to capitalize on what we believe are significant opportunities to improve operating margins and cash flow over time. The key areas of our focus will continue to be reducing sales returns, costs of goods sold, general and administrative expenses and improving working capital management.

o Continue to improve capital structure. We plan to continue to take advantage of opportunities to reduce and refinance our debt, including refinancing the remaining balance of our 8 5/8% Senior Subordinated Notes due on February 1, 2008."

About Revlon
------------
Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

Contact: Calandra Matthews - (212) 527-6463

                           Footnotes to Press Release
                           --------------------------

(1)Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.


(2) During the second quarter of 2006, management responsibility for its business in Canada was transferred from the North America operations to the European region of its International operations. Accordingly, all prior period amounts have been reclassified to reflect Canada's financial information in the Company's International operations.

(3) All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately two-thirds of the Company's U.S. mass-market dollar volume. Such data represent ACNielsen's estimates based upon data gathered by ACNielsen from market samples and are therefore subject to some degree of variance and may contain slight rounding differences.

                           Forward-Looking Statements
                           --------------------------

Statements made in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. In particular, the Company does not generally publish its strategic plans or make external projections of its anticipated financial position or results of operations or the type of forward-looking information regarding its strategic plans included in this press release, including projections or estimates of growth opportunities, such as Adjusted EBITDA. Accordingly, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company does not intend to update or otherwise revise its forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Further, the Company does not intend to update or revise its forward-looking information to reflect changes in general economic, industry or cosmetics category conditions.

Such forward-looking statements include, without limitation, the Company's expectations, plans and/or beliefs: (i) concerning its future growth, profitability, cash flow and financial performance, including that the Company's restructuring actions taken during 2006 and the discontinuance of Vital Radiance will accelerate the Company's path to becoming net income and cash flow positive; the Company's plans to fully leverage its strong portfolio of brands, particularly Revlon; its plans to improve profitability and cash flow by bringing innovation and excitement to the market; and that the Company has the ability to achieve Adjusted EBITDA of approximately $210 million in 2007; (ii) that the new credit agreements will result in significant annual interest savings due to lower interest margins and provide the Company with greater financial and other covenant flexibility; and (iii) regarding its business strategy, including (a) its plans to build and leverage its brands, particularly the Revlon brand, across the categories in which it competes, including, in addition to Revlon and Almay brand color cosmetics, driving growth in other beauty care categories, including women's hair color, beauty tools, fragrance and antiperspirants and deodorants, including by: 1) reinvigorating new product development, fully utilizing the Company's creative, marketing and research and development capabilities, 2) reinforcing clear, consistent brand positioning through effective, innovative advertising and promotion, and 3) working with the Company's retail customers to continue to increase the effectiveness of its in-store marketing, promotion and display walls across categories and brands;
(b) its plans to continue to build organizational capability primarily through a focus on recruitment and retention of skilled people, providing opportunities for professional development and expanded responsibilities and roles and rewarding employees for success; (c) its plans to leverage worldwide its U.S.-based marketing, research and development and new product development and that in its international business, it will focus on its well-established, strong national and multi-national brands, investing at appropriate competitive levels, controlling spending and working capital and optimizing the supply chain and cost structure; (d) its plans to capitalize on what the Company believes are significant opportunities to improve its operating margins and cash flow over time, with key areas of focus continuing to be reducing sales returns, costs of goods sold, general and administrative expenses and improving working capital management; and (e) its plans to continue to take advantage of opportunities to reduce and refinance its debt, including, without limitation, refinancing the remaining balance of its 8 5/8% Senior Subordinated Notes.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2005, as well as the Annual Report on Form 10-K for the year ended December 31, 2006 which Revlon, Inc. plans to file with the SEC on or before March 16, 2007, and the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that it filed with the SEC during 2006 and will file with the SEC during 2007 (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays or the inability of the Company to: (i) achieve its future growth, profitability, cash flow and financial performance objectives, including less than anticipated growth, or a decrease in, Adjusted EBITDA, including, without limitation, 2007 Adjusted EBITDA being less than approximately $210 million, such as due to less than anticipated results from the Company's brands, lower than anticipated revenues or more than anticipated returns, less than anticipated shipments, higher than expected expenses, less than anticipated retail customer or consumer acceptance of the Company's existing or new products, including under the Revlon brand, less than expected acceptance of the Company's advertising, promotion and/or marketing plans by the Company's consumers and/or retail customers, decreased sales of the Company's existing products as a result of new products, actions by the Company's retail customers impacting the Company's financial performance, including in response to decreased consumer spending in response to weak economic conditions or weakness in the category or retailer inventory management, changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by the Company's competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes; (ii) lower than anticipated interest savings, such as due to higher than anticipated increases in LIBOR or higher than anticipated overall debt outstanding; and/or (iii) difficulties, delays or unanticipated costs in executing the Company's business strategy, which could affect the Company's ability to achieve its objectives, such as (a) less than effective product development, less than expected growth of the Revlon or Almay brands and/or in women's hair color, beauty tools, fragrance and/or antiperspirants and deodorants, such as due to less than expected acceptance of the Company's new products under these brands and lines by consumers and/or retail customers, less than expected acceptance of the Company's advertising, promotion and/or marketing plans by the Company's consumers and/or retail customers, disruptions, delays or difficulties in executing the Company's business strategy or less than expected investment in brand support or greater than expected competitive investment; (b) difficulties, delays or the inability to build organizational capability, recruit and retain skilled people, provide employees with opportunities to develop professionally, provide employees with expanded responsibilities or roles and/or reward employees for success; (c) difficulties, delays or unanticipated costs in connection with the Company's plans to strengthen its international operations, such as due to higher than anticipated levels of investment required to support and build the Company's brands globally or less than anticipated results from the Company's national and multi-national brands; (d) difficulties, delays or unanticipated costs in connection with the Company's plans to improve its operating margins and cash flows over time, such as difficulties, delays or the inability to take actions intended to improve results in sales returns, cost of goods sold, general and administrative expenses and/or in working capital management; and/or (e) difficulties, delays or unanticipated costs in, or the Company's inability to consummate, transactions to reduce and refinance its debt, including difficulties, delays or the inability to refinance the remaining balance of the 8 5/8% Senior Subordinated Notes in whole or in part. Factors other than those listed above could also cause the Company's results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites or other websites referenced herein shall not be incorporated by reference into this release.

                          REVLON, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in millions, except per share data)


                                                                     Three Months Ended               Year Ended
                                                                        December 31,                 December 31,
                                                                 --------------------------   --------------------------
                                                                     2006          2005           2006          2005
                                                                 ------------  ------------   ------------  ------------
                                                                           (Unaudited)
 Net sales..................................................... $      378.9  $      437.8   $    1,331.4  $    1,332.3
 Cost of sales.................................................        141.3         158.0          545.5         508.1
                                                                 ------------  ------------   ------------  ------------
   Gross profit................................................        237.6         279.8          785.9         824.2
 Selling, general and administrative expenses..................        163.4         180.2          808.7         757.8
 Restructuring costs and other, net............................          4.1             -           27.4           1.5
                                                                 ------------  ------------   ------------  ------------

   Operating income (loss).....................................         70.1          99.6          (50.2)         64.9
                                                                 ------------  ------------   ------------  ------------

 Other expenses (income):
  Interest expense.............................................         39.4          35.3          148.8         130.0
  Interest income..............................................         (0.1)         (1.0)          (1.1)         (5.8)
  Amortization of debt issuance costs..........................          1.9           1.8            7.5           6.9
  Foreign currency (gains) losses, net.........................         (0.1)          1.9           (1.5)          0.5
  Loss on early extinguishment of debt.........................         23.1             -           23.5           9.0
  Miscellaneous, net...........................................          3.3          (2.0)           3.8          (0.5)
                                                                 ------------  ------------   ------------  ------------
     Other expenses, net.......................................         67.5          36.0          181.0         140.1
                                                                 ------------  ------------   ------------  ------------

 Income (loss) before income taxes.............................          2.6          63.6         (231.2)        (75.2)

 Provision for income taxes....................................          8.1          (0.7)          20.1           8.5
                                                                 ------------  ------------   ------------  ------------

 Net income (loss)............................................. $       (5.5) $       64.3   $     (251.3) $      (83.7)
                                                                 ============  ============   ============  ============


   Basic net income (loss) per common share.................... $      (0.01) $       0.17   $      (0.62) $      (0.22)
                                                                 ============  ============   ============  ============

   Diluted net income (loss) per common share.................. $      (0.01) $       0.17   $      (0.62) $      (0.22)
                                                                 ============  ============   ============  ============

 Weighted average number of common shares outstanding:.........
   Basic.......................................................  414,100,845   374,609,360    404,542,722   374,060,951
                                                                 ============  ============   ============  ============
   Diluted.....................................................  414,100,845   376,521,874    404,542,722   374,060,951
                                                                 ============  ============   ============  ============


                                             REVLON, INC. AND SUBSIDIARIES
                                         CONSOLIDATED CONDENSED BALANCE SHEETS
                                                 (dollars in millions)

                                                                                               December 31, December 31,
                                            ASSETS                                                2006         2005
                                                                                               -----------  ------------

Current assets:
 Cash and cash equivalents....................................................................$      35.4  $       32.5
 Trade receivables, net.......................................................................      207.8         282.2
 Inventories..................................................................................      186.5         220.6
 Prepaid expenses and other...................................................................       58.3          56.7
                                                                                               -----------  ------------
  Total current assets........................................................................      488.0         592.0
Property, plant and equipment, net............................................................      115.3         119.7
Other assets..................................................................................      142.4         146.0
Goodwill, net.................................................................................      186.2         186.0
                                                                                               -----------  ------------
  Total assets................................................................................$     931.9  $    1,043.7
                                                                                               ===========  ============

                           LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
 Short-term borrowings........................................................................$       9.6  $        9.0
 Accounts payable.............................................................................       95.1         133.1
 Accrued expenses and other...................................................................      272.5         328.4
                                                                                               -----------  ------------
  Total current liabilities...................................................................      377.2         470.5
Long-term debt................................................................................    1,501.8       1,413.4
Long-term pension and other post-retirement plan liabilities..................................      175.7         162.4
Other long-term liabilities...................................................................      107.0          93.3
Total stockholders' deficiency................................................................   (1,229.8)     (1,095.9)
                                                                                               -----------  ------------
  Total liabilities and stockholders' deficiency..............................................$     931.9  $    1,043.7
                                                                                               ===========  ============



                          REVLON, INC. AND SUBSIDIARIES
                    UNAUDITED ADJUSTED EBITDA RECONCILIATION
                              (dollars in millions)



                                                                                 Three Months Ended      Year Ended
                                                                                   December 31,         December 31,
                                                                                ------------------- --------------------
                                                                                 2006       2005     2006        2005
                                                                                --------   -------- --------   ---------
                                                                                    (Unaudited)         (Unaudited)
Reconciliation to net income (loss):
------------------------------------------------------------------------------

Net income (loss)..............................................................$   (5.5)  $   64.3 $ (251.3)  $   (83.7)

Interest expense, net...........................................................   39.3       34.3    147.7       124.2
Amortization of debt issuance costs.............................................    1.9        1.8      7.5         6.9
Foreign currency gains, net.....................................................   (0.1)       1.9     (1.5)        0.5
(Gain) loss on early extinguishment of debt.....................................   23.1          -     23.5         9.0
Miscellaneous, net..............................................................    3.3       (2.0)     3.8        (0.5)
Provision for income taxes......................................................    8.1       (0.7)    20.1         8.5
Depreciation and amortization...................................................   38.1       27.2    128.4       101.7
                                                                                --------   -------- --------   ---------

Adjusted EBITDA................................................................$  108.2   $  126.8 $   78.2   $   166.6
                                                                                ========   ======== ========   =========